EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

  Bill McCarthy

  Vice President — Financial Analysis and Investor Relations

  678-518-3278

Neenah Paper Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 16, 2012

ALPHARETTA, GEORGIA. May 1, 2012— Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share on the company’s common stock. The dividend is payable on June 4, 2012 to stockholders of record as of close of business on May 11, 2012.

In addition, the Company announced that its 2012 Annual Meeting of Shareholders will be held on Wednesday, May 16, 2012 at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper’s corporate office, located at 3460 Preston Ridge Road, Alpharetta, Georgia 30005. Common stockholders of record as of end of business on March 23, 2012 are eligible to vote at the meeting.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, SUNDANCE®,  KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.